Exhibit 10.1
Share Purchase Agreement

This Share Purchase Agreement (“Agreement”) is made as of July 13th, 2011, by and among:

(a)              ICE OVERSEAS LIMITED, a company organized and existing according to the laws of the United Kingdom, with its headquarters at Milton Gate, 60 Chiswell Street, London EC1Y 4AS, England, enrolled before the National Taxpayers’ Register under no. 97.532.080/0001-68, herein represented in accordance to its by-laws (“Buyer”);

(b)              FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES – ADVENT DE PARTICIPAÇÕES, investment fund enrolled before the National Taxpayers’ Register under no. 10.199.059/0001-04, herein represented by CRV Distribuidora de Títulos e Valores Mobiliários S.A., corporation with its headquarters located at Av. Presidente Juscelino Kubitschek, nos. 2041 and 2235, Bloco A, City and State of São Paulo, enrolled before the National Taxpayers’ Register no. 62.318.407/0001-19 (“Seller”);

(c)              The persons indicated in Schedule I (“Seller Guarantors”);

 each of Buyer, Seller and Seller Guarantors a “Party” and collectively the “Parties”

Whereas:

I.
Seller will be, at the Closing, the lawful and registered owner of 25.161.644 common shares (ações ordinárias), without par value (the “Shares”), which represent, approximately, 9,92% of the total issued and outstanding shares of the capital stock of CETIP S.A. – Balcão Organizado de Ativos e Derivativos, a Brazilian publicly-held corporation, with headquarters in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, at Avenida República do Chile, 230, enrolled with the CNPJ/MF under No. 09.358.105/0001-91 (“Company”);

II.	Seller desires to sell to Buyer, and Buyer desires to purchase from Seller the Shares pursuant to the terms and conditions set forth in this Agreement;

Now, Therefore, in consideration of the terms and conditions set forth herein, the Parties hereby covenant and agree as follows:

1.                Definitions and Interpretations

1.1.             Definitions. As used herein, the capitalized terms shall have the meanings ascribed for them in Schedule 1.1 hereto.

1.2.             Interpretation. Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

(a)	the headings and captions herein are inserted for convenience of reference only and shall not limit or construe the Sections to which they apply;

(b)	references in this Agreement in the singular shall include the plural and vice versa, and the masculine gender shall include the feminine gender and vice versa;

(c)	the words “hereof”, “herein”, “hereby”, “hereto” and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

(d)	a reference to any “Section” or “Schedule” is a reference to a specific Section or Schedule of this Agreement;

(e)
the use of the word “including” when following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, but shall be deemed to refer to all other items or matter that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(f)	a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto; and

(g)	a reference to any Person shall include such Person’s successors and permitted assigns under any agreement, instrument, contract or other document.

1.2.1.          The language in all parts of this Agreement shall in all cases be construed simply and according to its fair meaning, and not strictly for or against any of the Parties hereto.

2.                Sale of The Shares

2.1.             Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Shares, free and clear of Liens, and together with all rights attaching thereto, except with regard to the interest on capital (juros sobre capital próprio) declared by Company on June 20th, 2011, which shall be paid to Seller, pursuant to the terms and conditions of the minutes of the Board of Directors of Company of June 20th, 2011.

2.1.1.          Seller may, at its own discretion, reduce the number of shares of Company to be sold to Buyer under this Agreement, provided that (i) Seller may not elect to sell less than 24.977.699 shares of Company; and (ii) Seller gives written notice to Buyer at least 1 Business Day before the Closing. In the event the number of shares of Company to be sold pursuant Agreement is reduced by Buyer, the definition of the term “Shares” under this Agreement shall be adjusted accordingly to reflect the number of shares of Company actually sold by Seller to Buyer.

2.2.             Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 2.8 herein, the closing (the “Closing”) of the purchase and sale of the Shares hereunder shall be held on a date and at a time to be mutually agreed by the Parties, but in no event more than 3 Business Days after the execution of this Agreement (such date, the “End Date”).  This Agreement may be terminated by (a) Buyer if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller shall have occurred that would cause the conditions set forth in Section 2.8 to be incapable of being satisfied by the End Date and (b) Seller if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer shall have occurred that would cause the conditions set forth in Section 2.8.1 to be incapable of being satisfied by the End Date.  Neither Buyer nor Seller may terminate this agreement pursuant to the foregoing clauses (a) or (b) if Buyer or Seller, as applicable, is then in breach of any representation, warranty, covenant or agreement hereunder so as to cause any of the conditions set forth in Sections 2.8 or 2.8.1, as applicable, not to be satisfied.  Any such termination by Buyer or Seller shall be made by giving written notice to the other Party and shall be without liability of any Party (or any shareholder, partner, director, officer, employee, agent, consultant or representative of such Party) to the other Parties to this Agreement; provided that, if such termination shall result from the willful failure of any Party to fulfill a condition to the performance of the obligations of another Party, failure to perform a covenant of this Agreement or breach by any Party hereto of any representation or warranty or agreement contained herein, such Party shall be fully liable for any and all Losses incurred or suffered by any other Party as a result of such failure or breach.  The provisions of this Section 2.2 and Sections 5.1, 5.3, 5.13, 6.1 and 6.2 shall survive any termination hereof pursuant to this Section 2.2.

2.2.1.          Upon the execution of this Agreement the Closing shall occur on the time and date set forth in Section 2.2 above (the “Closing Date”) and, except as set forth in Sections 2.8 and 2.8.1, is not subject to any conditions whatsoever.

2.3.             Payment. At the Closing, in consideration for the acquisition of the Shares, Buyer shall pay to Seller, in United States Dollars at Seller’s designated bank in the U.S., the amount equivalent to R$ 25,597, per Share, converted by the average closing of business exchange rate, as verified between June 24th, 2011, and the Business Day immediately preceding the Closing Date, of the buy rates for United States Dollars on the foreign exchange market as published by the Central Bank of Brazil through its Information system (SISBACEN), by means of Transaction PTAX-800, Option 5, in cash by wire transfers of immediately available funds to Seller’s bank account to be informed to Buyer 1 Business Day prior to Closing (“Payment”).  The price per share payable by Buyer, and the number of Shares deliverable to Buyer, shall be adjusted prior to the Closing to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities of a subsidiary of the Company or of securities convertible into shares of the Company), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the shares of the Company with a record date occurring on or after the date hereof and prior to the Closing.

2.3.1.          The total amount of the Payment shall be made free and clear of, and without withholding or deduction for, any Tax or bank fees and commissions. In the event the applicable rate for the remittance of the Payment to Seller’s bank account of the Imposto sobre Operações de Crédito, Câmbio e Seguros ou relativas a Títulos e Valores Mobiliários – IOF is, at the Closing Date, different from 0,38%, the total amount of the Payment shall be adjusted accordingly in order to assure that the amount received by Seller, after the withholding of the IOF and further withholding or deduction for any Tax or bank fees and commissions, is equivalent to R$ 25,50, per Share, converted to United States Dollars as provided for in Section 2.3 above, provided that Seller shall be solely responsible for collection and/or withholding of any Taxes arising out of the sale of the Shares pursuant to this Agreement that, by Law, is of Seller’s responsibility.  Seller shall fully indemnify and hold Buyer and its Affiliates harmless from any and all costs, expenses, fees, losses or damages Buyer and its Affiliates may incur deriving from or relating to any Tax assessment, disputes or obligations imposed on or against them in connection with the Tax collection and/or withholding obligation that, by Law, is of Seller’s responsibility.

2.4.             Transfer. At the Closing, upon the confirmation of receipt of the Payment from Buyer in United States Dollars by Seller’s designated bank in the U.S., Seller shall immediately transfer the Shares to Buyer, by executing a shares transfer order (OTA – Ordem de Transferência de Ações), a copy of which is attached hereto as Schedule 2.4, and such other instruments, documents or certificates as shall enable Buyer to perfect such transfer and effect such registration with the Company’s depository agent.

2.5.             Notification. At the Closing, after the transfer of the Shares, the Parties shall execute the letter attached hereto as Schedule 2.5, which shall be sent to the Company for the purposes of Article 12 of CVM’s normative ruling No. 358.

2.6.             Reasonable Efforts. Notwithstanding the binding nature of this Agreement and subject to the terms and conditions established herein, Buyer and Seller will, for the purposes of enabling the Closing to occur at the earliest possible time, (a) use commercially reasonable efforts to satisfy or cause the satisfaction of the conditions precedent contained in Section 2.8 and (b) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate the transactions contemplated by this Agreement.

2.7.             Certain Filings. (a) Buyer and Seller shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers;

(b) If Buyer determines that the execution of this Agreement requires the transaction set forth herein to be approved by CADE, Buyer shall, as promptly as practicable, but in no event later than fifteen (15) Business Days following the execution and delivery of this Agreement, file with CADE the notification required and any supplemental information requested in connection therewith. Any such notification and report form and supplemental information shall be in compliance with the requirements of applicable Brazilian Law. Seller and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under applicable Brazilian Law.  Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from CADE and shall comply promptly with any such inquiry or request and provide any supplemental information requested in connection with the filings made hereunder pursuant to applicable Brazilian Law. Each Party shall use commercially reasonable efforts to obtain any other clearance required under applicable Brazilian Law for the consummation of the transactions contemplated by this Agreement, it being understood by the Parties that the approval of CADE is not a condition to the Closing; provided that nothing in this Agreement shall obligate Buyer, Seller or the Company to sell, hold separate, license or in any way dispose of any asset or business or to conduct their business in a specified manner.  Buyer shall bear all costs and expenses arising out of or in connection with such filing (or the lack thereof) with CADE, including legal, accounting and consulting fees.

2.8.             Conditions to Closing.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following conditions:

(a)	No provision of any applicable Law shall prohibit the consummation of the Closing; and

(b)
(i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in Sections 3.1 of this Agreement shall have been true at and as of the date hereof and on the Closing Date as though restated on and as of such date, and (iii) Buyer shall have received a certificate signed by Seller to the foregoing effect.

2.8.1.        The obligation of Seller to consummate the Closing is subject to the satisfaction or waiver of the following conditions:

(a)	No provision of any applicable Law shall prohibit the consummation of the Closing; and

(b)
(i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in Section 3 of this Agreement shall have been true at and as of the date hereof and on the Closing Date as though restated on and as of such date, and (iii) Seller shall have received a certificate signed by Buyer to the foregoing effect.

2.9.             Notices of Certain Events. From the date hereof until the Closing Date, Seller shall promptly notify Buyer of:

(a)	any written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)	any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)
to Seller’s Knowledge, any material change in the condition (financial or otherwise), properties, liabilities or operations of the Company, other than in the ordinary course of business consistent with past practices; and

(d)	any representations and warranties of Seller become materially untrue, incomplete or incorrect.

2.10.           Termination of Other Negotiations. Seller agrees not to start or continue any negotiations with third parties in relation to the subject matter of this Agreement and shall no longer solicit or accept other offers or enter into any negotiations with any third party with respect to the Shares.

3.                Representations & Warranties

3.1.             Representations of Seller. Seller hereby represents and warrants to Buyer that the representations and warranties set forth in Sections 3.1(a) - (f) are true and correct on this date and will remain true and correct at the Closing date and the representations and warranties set forth in Sections 3.1(g) - (l) shall be true and correct in all material respects on this date and will remain true and correct at the Closing Date, in each case except as disclosed otherwise by the Company in its filings with CVM since October 27, 2009  that are available at CVM’s website (including, but not limited to, those disclosures (i) made by the Company in its financial statements prepared from time to time pursuant to Brazilian generally accepted accounting principles, International Financial Reporting Standards and applicable Brazilian Law, except that a matter for which a reserve is reflected on such financial statements shall be deemed disclosed for purposes hereof as and to the extent that the Company’s books and records reflect the fact that the reserve was taken for such matter; and/or (ii) made in the “risk factors” (fatores de risco) from the Offering Memorandum (Prospecto) prepared by the Company in connection with the Company’s initial public offering and the reference form (formulário de referência) required to be filed and updated by the Company pursuant to CVM’s Normative Instruction 480/09, but excluding language in such filings that is predictive or forward-looking in nature):

(a)
Seller is an investment fund duly organized, validly existing and in good standing under the Laws of Brazil and has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, the sale and transfer of the Shares to Buyer pursuant to this Agreement;

(b)
the execution, delivery and performance of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, including, without limitation, the sale and transfer of the Shares to Buyer pursuant to this Agreement, have been duly and validly authorized by all necessary action required on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms;

(c)	Seller will be immediately prior to and at Closing the lawful registered owner and holder of the Shares;

(d)	the Shares are free and clear of any Liens and are not bound by or subject to any shareholders’ agreement or similar arrangement;

(e)
neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions of this Agreement will (i) result in a violation or breach of or default under any provision of the constitutive documents of Seller or, to Seller’s Knowledge, the Company; or (ii) result in a violation or breach of any provision of any agreement, indenture or other instrument to which Seller or, to Seller’s Knowledge, the Company is bound; or (iii) require any consent or other action by any Person, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any obligation of Seller and/or, to Seller’s Knowledge, the Company or a loss of any benefit to which Seller and/or, to Seller’s Knowledge, the Company is entitled under any agreement, indenture or other instrument binding upon Seller and/or the Company; or (iv) result in the creation or imposition of any Lien over any asset of Seller and/or, to Seller’s Knowledge, the Company; or (v) result in a violation or breach of any Law by Seller or, to Seller’s Knowledge, the Company, including, without limitation, the provisions of Law No. 6.404/1976, any normative ruling issued by CVM, any resolution by BACEN or any ruling issued by BM&FBOVESPA; or (vi) result in a violation or breach of any Order applicable to Seller, the Shares and/or, to Seller’s Knowledge, the Company;

(f)
the execution, delivery and performance by Seller of this Agreement requires no previous consent or approval of, authorization from, action by or in respect of, or filing with, any Governmental Authority, other than as may be required by CADE;

(g)
to Seller’s Knowledge (i) the Company is a publicly-held corporation duly organized, validly existing and in good standing under the Laws of Brazil; (ii) the Company has obtained all necessary permits, consents, approvals and/or authorizations (“Licenses”) from any Governmental Authority to perform its businesses, as required by applicable Law, (iii) all Licenses of the Company are valid, in full force and effect on the date hereof and (iv) none of the Licenses of the Company will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby;

(h)	to Seller’s Knowledge, there are no shareholders’ agreement in force or being negotiated in respect of the Company on the date hereof;

(i)	to Seller’s Knowledge, there are no bankruptcy, reorganization or arrangement proceedings pending against or threatened against Seller and/or the Company;

(j)
to Seller’s Knowledge, (i) there are no liabilities of the Company of a kind or type that pursuant to Brazilian generally accepted accounting principles, International Financial Reporting Standards and applicable Brazilian Law would be required to be disclosed in the financial statements of the Company or notes thereto with a risk of loss, individually or in the aggregate, in excess of R$100.000.000,00; (ii) there are no other liabilities of the Company with a risk of loss, individually or in the aggregate, in excess of R$100.000.000,00 whether accrued or contingent and (iii) there is no existing condition, situation or set of circumstances which could be reasonably expected to result in such a liability;

(k)
Seller has, and to Seller’s Knowledge the Company has complied with and is not in violation of any applicable Laws of the jurisdictions where the Company and/or Seller, as the case may be, do business, the violation of which would reasonably be expected to be material to the Company and/or Seller’s business, operations, assets, liabilities or financial conditions; and

(l)
to Seller’s Knowledge, (i) since October 27, 2009, the Company has filed all material registrations, reports, statements, notices, and other material filings required to be filed by the Company before CVM, including all required amendments or supplements to any of the above; (ii) as of its filing date, each filing complied as to form and substance with the applicable Law requiring such filing to be made and (iii) the filings mentioned above do not contain any untrue statement of a material fact or omit any material fact required to be stated therein.

3.1.1.        Notwithstanding any provision of this Agreement to the contrary, Seller makes no representations or warranties to Buyer or any other Person in connection with the transactions contemplated herein, except as specifically set forth in this Section 3.1. All other representations and warranties, whether express or implied, are disclaimed by Seller.

3.2.             Representations of Buyer. Buyer hereby represents and warrants to Seller that the following representations and warranties are correct on this date and will remain correct at the Closing Date:

(a)
Buyer is a limited company duly organized, validly existing and in good standing under the  Laws of the United Kingdom and has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, to purchase and to receive the Shares from Seller pursuant to this Agreement;

(b)
the execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, including, without limitation, to purchase and to receive the Shares from Seller pursuant to this Agreement, has been duly and validly authorized by all necessary action required on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms;

(c)
the execution, delivery and performance by Buyer of this Agreement requires no previous consent or approval of, authorization from, action by or in respect of, or filing with, any Governmental Authority, other than as may be required by CADE;

(d)
neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions of this Agreement will (i) result in a violation or breach of or default under any provision of the constitutive documents of Buyer; or (ii) result in a violation or breach of any provision of any agreement, indenture or other instrument to which Buyer is bound; or (iii) require any consent or other action by any Person, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any obligation of Buyer;

(e)	Buyer has full financial capacity to comply with the Payment obligations provided under this Agreement; and

(f)
Buyer acknowledges that the Company is a public-held corporation. Buyer acknowledges and represents to Seller that Buyer (i) is a qualified investor with knowledge in the securities market and the industry of the Company; (ii) in entering into this Transaction, has undertaken financial and legal advice from reputable advisors; and (iii) has carried out and concluded a full due diligence of all the public documents of the Company available at CVM’s website (www.cvm.gov.br).

3.2.1.        Notwithstanding any provision of this Agreement to the contrary, Buyer makes no representations or warranties to Seller or any other Person in connection with the transactions contemplated herein, except as specifically set forth in this Section 3.2. All other representations and warranties, whether express or implied, are disclaimed by Buyer.

3.3.            The representations, warranties, covenants and agreements of the Parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith and the parties’ right to indemnity in accordance with Section 4 below shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations; provided, however, that the representations and warranties set forth in Sections 3.1(f) - (l) shall survive only until the first anniversary of the Closing.  Notwithstanding the preceding sentence, any representation, warranty, covenant and agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

4.                Indemnification

4.1.             Indemnification. Each Party shall indemnify (“Indemnifying Party”) and defend (in the case of Third Party Claims) the other Party, their Affiliates, and their respective officers, directors, employees, partners, shareholders, agents, and representatives (“Indemnified Party”), and hold the foregoing harmless from and against any and all Losses arising out of or resulting from: (a) any misrepresentation or breach of warranty by the Indemnifying Party under Section 3 above for which notice is given by Indemnified Party; or (b) any nonperformance by the Indemnifying Party of any obligations to be performed by or on the part of the Indemnifying Party under this Agreement.

4.2.             Indemnification Procedure. The Indemnified Party shall notify the Indemnifying Party of any event that might entitle the Indemnified Party to indemnification, as a result of a Loss under this Agreement (“Claim”). Such notification shall be made within 5 Business Days of the date a Claim comes to the attention of the Indemnified Party as the Indemnified Party may deem expected to cause a Loss, provided that, in case said Loss is based on a legal action or proceeding brought by a third-party (“Third Party Claim”), the Indemnified Party shall promptly notify in writing the Indemnifying Party no later than the date that is the end of the first one third (1/3) of the legal timeframe to file defenses or counterclaims against the Third Party Claim in question (“Defense”). The failure to provide such notice for indemnification within the aforementioned periods shall not relieve the Indemnifying Party from any obligations it may have under this Section 4 with respect to such Loss, except and only to the extent that the failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of material rights or defenses that it would otherwise have.

4.2.1.        The Indemnifying Party may conduct the Defense in any Third Party Claim through counsel of its choice, if it so elects by sending a written notification to that effect to the Indemnified Party by the Indemnifying Party within two (2) Business Days after receipt of the notification described in Section 4.2 above; provided, that such notification must include an acknowledgment that the Indemnifying Party is obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Defense conducted by the Indemnifying Party shall be made in cooperation with the Indemnified Party, which shall be informed reasonably in advance of any major step of proceedings and which may appoint (at its own cost) any legal advisor in addition to the one(s) appointed by the Indemnifying Party. The Indemnified Party shall fully cooperate with the Indemnifying Party in the conduction of the Defense (at the Indemnifying Party’s cost), providing access to all information and documentation reasonably required and necessary for the preparation and conduction thereof. The Indemnified Party may only settle the Third Party Claims without the prior written consent of the Indemnifying Party if the Indemnifying Party refuses to conduct the Defense of such a Third Party Claim. The Indemnifying Party may only settle the Third Party Claims if the Indemnifying Party accepts and undertakes the conduct of the Defense of such Third Party Claim and (i) the Indemnified Party consents in writing to such settlement or (ii) such settlement includes a full release of the Indemnified Party, no admission of wrongdoing by the Indemnified Party, and no restriction or obligation of any type on the Indemnified Party.

4.3.             Payment or Reimbursement. In the event that a Claim have been finally ascertained, the amount of such Loss set forth in such final decision shall be paid to the Indemnified Party by the Indemnifying Party within ten (10) Business Days after the receipt of the notice delivered by the Indemnified Party to the Indemnifying Party with a copy of such final decision. A Claim, and the liability for the Loss therefore, shall be deemed to be finally determined for purposes of this Section (a) with respect to matters other than Third Party Claims, when the Parties have so determined by mutual agreement or, if disputed, when final decision from the Arbitration Tribunal in respect thereof has been rendered; and (b) with respect to Third Party Claims, when a final non-appealable order shall have been granted (decisão transitada em julgado).

4.4.             Cap. In no event shall Seller be liable to Buyer for indemnification under this Agreement in respect of Losses in an aggregate amount in excess of the Purchase Price, including for Losses for any breach of the representations and warranties set forth in Sections 3.1(a) - (f) or resulting from fraud (fraude) or willful misconduct (dolo). Further, in no event shall Seller be liable to Buyer for indemnification under this Agreement in respect of Losses in an aggregate amount in excess of 15% the Purchase Price for any breach of the representations and warranties set forth in Sections 3.1(g) - (l).  Such 15% shall be considered a cap only for any breach of the representations and warranties set forth in Sections 3.1(g) - (l) by Seller.

4.5.             Remedies. Except for fraud (fraude) or willful misconduct (dolo), the indemnification and termination provisions contained in this Agreement shall be the sole and exclusive remedy of each Party and the Indemnified Parties (i) for any breach, inaccuracy or omission of any Party’s representations, warranties, covenants or undertakings contained in this Agreement or (ii) otherwise with respect to this Agreement.  Notwithstanding the foregoing, each Party shall have the right to seek specific performance of the terms of this Agreement.

5.                Miscellaneous

5.1.             Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, return receipt requested; and (b)  when sent by facsimile (which is confirmed by the intended recipient), and (c) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)               If to Buyer, to:
5th Floor Milton Gate 60 Chiswell Street
London – EC1Y 4SA – UK
Attn: Head of Legal Affairs

And

Buyer’s Representative:
Avenida Bernardino de Campos, 98, 14 floor
Fax: 55 11 3887 4800
São Paulo – SP – CEP 04004-040 – Brasil
Attn: Mr. Jobelino Vitoriano Locateli

With copies to:

IntercontinentalExchange, Inc.
2100 Riveredge Pkwy, Suite 500
Atlanta – GA – 30328 – USA
Attn:  General Counsel

Ulhôa Canto, Rezende e Guerra Advogados
Av. Brigadeiro Faria Lima, 1847 – Jardim Paulistano
São Paulo – SP – CEP 01452-001 – Brasil
Fax: 55 11 3066 3047
Attn: Humberto H Sanches

And

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Fax: + 1 212 848 7179
Attn: David Connolly

(b)               If to Seller, to:
Av. Brigadeiro Faria Lima, 3311, 9th floor
São Paulo – SP – CEP 04538-132
Fax: 55 11 3014 6820
Attn.: Martin Emiliano Escobari Lifchtz

With copies to:

Barbosa, Müssnich & Aragão Advogados
Av. Pres. Juscelino Kubitschek, 1455, 10th, floor
São Paulo – SP – CEP 04543-001 – Brasil
Fax: 55 11 2179 4597
Attn: Paulo Cezar Aragão // Roberto Dias Carneiro

(c)               If to Seller Guarantors’ Representative, to:
75 State Street
Boston – MA – 02109 – USA
Fax: 55 1 617 951 9400
Attn.: Michael Ristaino

and

Seller Guarantors’ Representative:
Mr. Martin Emiliano Escobari Lifchtz
Av. Brigadeiro Faria Lima, 3311, 9th floor
São Paulo – SP – CEP 04538-132
Fax: 55 11 3014 6820

5.1.1.        The Party whose address and/or fax number, as above indicated, has changed, shall promptly notify the other Parties of such new address and/or fax number. Until such notice is given, the notices, communications, notifications and court summons sent to the address and/or fax number stated above shall be considered valid and effective.

5.2.             Arm’s Length Transaction. The Parties agree that (i) this is an arm’s length commercial transaction, (ii) the Parties have full and independent judgment of the commercial benefit and risk involved and, except as set forth herein, have not relied on any representation made by one Party to the other in entering into this Agreement, (iii) no Party shall by virtue of this Agreement be deemed to be the representative of the other Parties for any purpose whatsoever, and (iv) no Party shall have the power or authority as agent or in any other capacity to represent, act for, bind, or otherwise create or assume any obligation on behalf of any other Party for any purpose whatsoever.

5.3.             Fees and Expenses. Except as otherwise specified in this Agreement, each Party shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

5.4.             Late Payments. If any payment that is required to be made under this Agreement is not made when due, the amount due shall bear (i) a one-time penalty fee of 10% (ten percent), in addition to (ii) late payment compounded interest at a rate of 3% per month, unless another specific rate of interest is specified herein with respect to obligation to make such payment, without prejudice to Seller’s right in terminating this Agreement or seeking specific performance of Buyer’s payment obligations under this Agreement.

5.5.             Entire Agreement. This Agreement (including its Schedules) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter, whether written or oral.

5.6.             Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by each of Buyer, Seller and Seller Guarantors, provided, however, that Buyer may assign its rights and obligations hereunder to any of its Affiliates without the consent of Seller. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

5.7.             Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Buyer, Seller and Seller Guarantors.

5.8.             Waiver. Except as otherwise specified in this Agreement, the rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted pursuant to applicable the Law, (a) no Claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver of the Claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

5.9.             Third-Party Beneficiaries. Except with respect to an Indemnified Party that is not a Party to this Agreement, and in that case only in connection with the rights set forth in Section 4 (Indemnification) hereof,  nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

5.10.           Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are, to the greatest extent possible, consummated as originally contemplated hereby.

5.11.           Guarantee. Each of the Seller Guarantors, severally and not jointly, irrevocably and unconditionally guarantees to Buyer the full, complete and timely compliance with and performance of all agreements, covenants and obligations of Seller from time to time under this Agreement (the “Obligations”) (collectively, the “Guaranty”). No Seller Guarantor shall be liable pursuant to Section 4 for more than its applicable pro rata portion of the Cap, as applicable, in accordance with the percentages provided for in Schedule 5.11(A). The Obligations shall include Seller’s obligation to satisfy all payment obligations of Seller arising in connection with this Agreement, in each case, when and to the extent that, any of the same shall become due and payable or performance of or compliance with any of the same shall be required.  Seller Guarantors hereby acknowledge and agree that the Guaranty constitutes an absolute, present, primary, continuing and unconditional guaranty of performance, compliance and payment by Seller of the Obligations when due under this Agreement and not of collection only and is in no way conditioned or contingent upon any attempt to enforce such performance, compliance or payment by the Guaranteed Party upon any other condition or contingency.  Seller Guarantors hereby waive any right to require a proceeding first against Seller.  The obligations of Seller Guarantors under the Guaranty shall not be subject to any reduction, limitation, impairment or termination for any reason (other than by indefeasible payment or performance in full of any of the Obligations) and shall not be subject to (i) any discharge of Seller from any of the Obligations in a bankruptcy or similar proceeding (except by indefeasible payment or performance in full of the Obligations) or (ii) any other circumstance whatsoever which constitutes, or might be construed to constitute a legal discharge of Seller Guarantors as guarantor under this Section 5.11.  Each Seller Guarantor hereby represents and warrants to Buyer that (a) such Seller Guarantor is a limited partnership, validly existing and in good standing under the Laws of Delaware, and has full power and authority to execute and deliver this Agreement and to fulfill the Guaranty pursuant to this Agreement, and (b) the execution, delivery and performance of this Agreement by such Seller Guarantor, including, without limitation, fulfilling the Guaranty pursuant to this Agreement (i) has been duly and validly authorized by all necessary action required on the part of such Seller Guarantor, (ii) has been duly and validly executed and delivered by such Seller Guarantor, (iii) constitutes the legal, valid and binding obligations of such Seller Guarantor enforceable against such Seller Guarantor in accordance with its terms, and (iv) the Net Asset Value of each Guarantor, as of March 31st 2011, are the amounts indicated opposite the name of each Seller Guarantor in Schedule 5.11(B).

5.11.1.      Each of the Seller Guarantors hereby irrevocably appoints and constitutes the Seller Guarantors’ representative specified in Section 5.1 (the “Seller Guarantors’ Representative”) its lawful attorney-in-fact for the purposes of receiving any summons or notifications in the name and on behalf of each of the Seller Guarantors, including, without limitation, in connection with any procedure, arbitration or lawsuit filed against or involving any of the Seller Guarantors in connection with this Agreement. The Parties agree that any process or other paper to be served in connection with procedure, arbitration or lawsuit filed against or involving any of the Seller Guarantors in connection with this Agreement shall, if delivered, in accordance to Brazilian Laws, to the Seller Guarantors’ Representative, constitute good, proper and sufficient service thereof. The powers granted herein by the Seller Guarantors shall remain valid for and in full force and effect while this Agreement remains valid and may not be revoked, as it is granted as a condition of a bilateral transaction according to Article 684 of the Brazilian Civil Code.

5.12.           Specific Performance. Each Party acknowledges that the other Parties will have no adequate remedy at law if such Party fails to perform its applicable obligations under this Agreement to deliver the Shares or make the Payment at the Closing.  The Parties agree that, in such event, (i) the other Party shall have the right, in addition to any other rights either Party may have, to specific performance of such obligation, and (ii) it will not take any action to impede or interfere in the other Party’s efforts to enforce such right of specific performance.

5.13.           Language. This Agreement is being executed in the English language, and the Parties agree that a public sworn translation hereof shall be prepared by a Brazilian public sworn translator duly registered with the State of São Paulo Commercial Registry to be selected by the Parties.  If there is any discrepancy between such versions, the English version shall prevail.

6.                Governing Law and Arbitration

6.1.             Governing Law. This Agreement and the obligations and rights established herein shall be construed in accordance with and shall always be subject to the Laws of Brazil.

6.2.             Arbitration. All disputes, controversies and/or matter related to this Agreement which may arise among any of the Parties out of or in direct or indirect relation to or in direct or indirect connection with this Agreement or for the breach thereof including any question regarding its existence, validity, enforceability, breach or termination (“Dispute”), shall necessarily, finally and definitively, be resolved by arbitration to be instituted and held according to the Arbitration Rules of the Center of Arbitration and Mediation of the Brazil-Canada Chamber of Commerce – Câmara de Comércio Brasil-Canadá (“CCBC”), effective as of the date on which the arbitration request is presented (“Rules”) and under the terms of Law No. 9.307, of September 23, 1996, being admitted any amendments to the Rules convened among the Parties.

6.2.1.          The arbitration proceeding shall be governed by Brazilian Law and shall be held in the City of São Paulo, State of São Paulo, Brazil and shall be conducted in the Portuguese language. In case there is reasonable justification, the Arbitration Tribunal may authorize the performance of certain diligences in other places. The Arbitration Tribunal may authorize the production of documents in other languages as long as it is accompanied by a certified translation to Portuguese.

6.2.2.          The arbitration tribunal shall be composed of three (3) Brazilian arbitrators (“Arbitration Tribunal”). The claiming Party shall appoint one arbitrator and the defending Party shall appoint another arbitrator. In the event that there are more than one claiming Party, they shall jointly appoint only one arbitrator; in the event that there are more than one defending Party, they shall jointly appoint only one arbitrator. The arbitrators appointed by the Parties shall, jointly and by mutual agreement, choose the third arbitrator, who shall preside over the arbitration tribunal.

6.2.2.1.       In the event that the Parties fail to agree on the choice of the arbitrators, or in event that the two party-appointed arbitrators fail to agree on the choice of the third arbitrator, such appointment shall be made by the CCBC in accordance with the Arbitration Rules. Any other disputes, doubts or controversies in direct or indirect connection with the appointment of arbitrators shall be settled by the CCBC in accordance with the Arbitration Rules.

6.2.3.          The Arbitral Tribunal may, as soon as the file has been transmitted and at the request of a party, order any precautionary injunctions (medidas cautelares) or anticipatory injunctions (antecipações de tutela) it deems appropriate. Before the file is transmitted to the Arbitration Tribunal, the Parties may apply to the competent judicial authority for precautionary injunctions or anticipatory injunctions. The application to a judicial authority for such measures or for the implementation of any such measures ordered by the Arbitration Tribunal shall not be deemed to be an infringement or a waiver of the arbitration agreement and shall not affect the relevant powers reserved to the arbitral tribunal, including the powers to review the judicial order.

6.2.4.          The arbitral award shall be rendered within six (6) months; in case there is reasonable justification, the Arbitration Tribunal may prorogue such time limit.

6.2.5.          All Parties must abide to the arbitration proceedings and to all decisions rendered by the Arbitration Tribunal. The arbitral award as well as any decision granted by the Arbitration Tribunal or the Center of Arbitration shall be final and binding on all of them.

6.2.6.          The arbitral award rendered by the majority of the Arbitration Tribunal shall be definitive, shall bind the Parties, shall be enforceable in accordance with the Law and shall not be subject to judicial homologation or any remedy from the Judiciary Branch. However, the Parties are entitled to seek judicial assistance exclusively to: (a) referred to in item 6.2.3 above; (b) enforce any decision of the Arbitration Tribunal, including the final award, and (c) other proceedings expressly admitted by Law No. 9.307/96. For such purposes, as well as for matters that are not able to be subject to arbitration in accordance with Law n. No. 9.307/96, the Parties elect the courts of the City of São Paulo, State of São Paulo, to settle any such matters, with the exclusion of any other however privileged it may be.

6.2.7.          In the event that new Dispute arises during an arbitration, the arbitration related to the new Dispute shall be submitted to the same and incumbent Arbitration Tribunal.

6.2.8.         Each Party shall bear its own attorney’s fees and fees of the technical assistants it may appoint, regardless of the content of the final arbitration award. The fees and expenses with the arbitrators and with the experts appointed by the Arbitration Tribunal (panel), as well as the administrative expenses of the CCBC that may be incurred in the course of the arbitration proceeding shall be paid in accordance with the Rules and the final arbitration award shall provide for the obligation of the defeated Party to reimburse such fees and expenses paid by the other Party.

6.2.9.         All data exchanged among the Parties and the Arbitration Tribunal and any information in connection with any arbitration proceeding, including, without limitation, its existence, is confidential and subject to confidential treatment.

6.3.             Buyer’s Representative. Buyer hereby irrevocably appoints and constitutes the Buyer’s representative specified in Section 5.1 (the “Buyer´s Representative”) its lawful attorney-in-fact for the purposes of receiving any summons or notifications in the name and on behalf of the Buyer, including, without limitation, in connection with any procedure, arbitration or lawsuit filed against or involving the Buyer in connection with this Agreement. The Parties agree that any process or other paper to be served in connection with procedure, arbitration or lawsuit filed against or involving the Buyer in connection with this Agreement shall, if delivered, in accordance to Brazilian Laws, to the Buyer’s Representative, constitute good, proper and sufficient service thereof. The powers granted herein by the Buyer shall remain valid for and in full force and effect while this Agreement remains valid and may not be revoked, as it is granted as a condition of a bilateral transaction according to Article 684 of the Brazilian Civil Code.

[Signatures to follow]

(Signature page of the Share Purchase Agreement, executed on July 13, 2011)

In Witness Whereof, the Parties have caused this Agreement to be executed in 5 counterparts of like form and content, for one sole effect, in the presence of the 2 undersigned witnesses.

Buyer:

/s/ Jobelino Vitoriano Locateli
ICE OVERSEAS LIMITED
By:	Jobelino Vitoriano Locateli, Attorney in fact

Witness Whereof, the Parties have caused this Agreement to be executed in 5 counterparts of like form and content, for one sole effect, in the presence of the 2 undersigned witnesses.

Seller:

/s/ Danilo C. Barberi
/s/ Marcio P. Ferreira, Administrative Fiduciary
Fundo de Investimento em Participações – Advent de Participações
By:	CRV Distribuidora de Títulos e Valores Mobiliários S.A.

Witnesses:

1. /s/ Mario Malta Name: Mario Malta	2. /s/ Linelza Rosa De Oliveira Name: Linelza Rosa De Oliveira

Schedule 1.1

Definitions

“Affiliate”	shall mean, with respect to any Person, any Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, such other Person.
“Agreement”	shall have the meaning ascribed in the preamble.
“Arbitration Tribunal”	shall have the meaning ascribed in Section 6.2.2.
“BACEN”	means the Brazilian Central Bank (Banco Central do Brasil).
“BM&FBOVESPA”	means the BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros.
“Brazil”	shall mean the Federative Republic of Brazil.
“Business Days”	means a day (other than a Saturday or a Sunday) on which banks are open for general business in the City of São Paulo, Brazil.
“Buyer”	shall have the meaning ascribed in the preamble.
“Buyer’s Representative”	shall have the meaning ascribed in Section 6.3.
“CCBC”	shall have the meaning ascribed in Section 6.1.
“CADE”	means the Brazilian Antitrust Authority (Conselho Administrativo de Defesa Econômica).
“Claim”	shall have the meaning ascribed in Section 4.2.
“Closing”	shall have the meaning ascribed in Section 2.2.
“Closing Date”	shall have the meaning ascribed in Section 2.2.1.
“Company”	shall have the meaning ascribed in the preamble.

“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”)
means the direct or indirect holding of the power to direct the management and set the guidelines of a legal entity or an investment fund, whether (a) by holding over 50% of the voting stock of such legal entity or the shares in such investment fund; (b) through exercise of the right to elect a majority of directors and/or officers of such legal entity or to appoint the manager of such investment fund; (c) by agreement; or (d) otherwise.

“CVM”	means the Brazilian Securities Commission (Comissão de Valores Mobiliários).
“Defense”	shall have the meaning ascribed in Section 4.2.
“Dispute”	shall have the meaning ascribed in Section 6.1.
“End Date”	shall have the meaning ascribed in Section 2.2.
“Governmental Authority”	shall mean any governmental, regulatory or administrative authority, agency or commission, self-regulatory authority or any court, tribunal or judicial or arbitral body.
“Guaranty”	shall have the meaning ascribed in Section 5.11.
“Indemnified Party”	shall have the meaning ascribed in Section 4.1.
“Indemnifying Party”	shall have the meaning ascribed in Section 4.1.
“Law”	shall mean any law, regulation, rule, Order, judgment or ruling of any Governmental Authority.
“Licenses”	shall have the meaning ascribed in Section 3.1(g).
“Liens”
shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, option, lease, lien, claim, covenant, security interest, encumbrance, usufruct, fideicomissum or other encumbrance of any kind whatsoever.

“Loss”	shall mean any losses, damages, costs, fines, penalties and expenses (including reasonable attorneys’ fees) suffered by a Party.

“Net Asset Value”	shall mean the value of the assets held directly or indirectly by the Guarantor, plus the aggregate amount of uncalled capital commitments to the Guarantor.
“Obligations”	shall have the meaning ascribed in Section 5.11.
“Order”
shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Parties”	shall have the meaning ascribed in the preamble.
“Payment”	shall have the meaning ascribed in Section 2.3.
“Person”	shall mean any individual, firm, company, corporation, unincorporated association, partnership, trust or other entity.
“Rules”	shall have the meaning ascribed in Section 6.1.
“Seller”	shall have the meaning ascribed in the preamble.
“Seller Guarantors”	shall have the meaning ascribed in the preamble.
“Seller Guarantors’ Representative”	shall have the meaning ascribed in Section 5.11.1.
“Seller’s Knowledge”	means the actual knowledge of (i) Patrice Philippe Nogueira Baptista Etlin; (ii) Martin Emiliano Escobari Lifchtz, and (iii) Mario de Salles Oliveira Malta Neto.

“Shares”	shall have the meaning ascribed in the preamble.

“Tax”
shall mean all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income (including social contributions), sales, including ICMS (State Value Added Tax on Sales and Services), IPI (Excise Tax), COFINS (Contribution for Social Security Financing), PIS (Contribution to the Social Integration Program), CSLL (Social Contribution on Net Income), ISS (Municipal Tax on Services), IPTU (Municipal Real Estate Tax), ITR (Rural and Land Tax), ITBI (Property Transfer Tax), ITCMD (Tax on Estate and Donation of Assets or Rights), IPVA (Vehicle Tax), IR (Income Tax), IOF (Tax on Financial Transactions), in the case of Brazil, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts.

“Third Party Claim”	shall have the meaning ascribed in Section 4.2.

***

Schedule I

Seller Guarantors

(a)	Advent Latin American Private Equity Fund III LP, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(b)
Advent Latin American Private Equity Fund III – A Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(c)
Advent Latin American Private Equity Fund III – B Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(d)
Advent Latin American Private Equity Fund III – C Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(e)
Advent Latin American Private Equity Fund III – D Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(f)
Advent Latin American Private Equity Fund III – E Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(g)
Advent Latin American Private Equity Fund III – F Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(h)
Advent Latin American Private Equity Fund III – G Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(i)	Advent Partners LAPEF III Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(j)	Advent Latin American Private Equity Fund IV LP, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(k)
Advent Latin American Private Equity Fund IV – A Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(l)
Advent Latin American Private Equity Fund IV – B Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(m)
Advent Latin American Private Equity Fund IV – C Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(n)
Advent Latin American Private Equity Fund IV – D Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(o)
Advent Latin American Private Equity Fund IV – E Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(p)
Advent Latin American Private Equity Fund IV – F Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109;

(q)
Advent Latin American Private Equity Fund IV – G Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109; and

(r)	Advent Partners LAPEF III Limited Partnership, a Delaware (USA) limited partnership with its business address at c/o Advent International Corporation, 75 State Street, Boston, Massachusetts, 02109.

Schedule 2.5

Letter to be Sent to the Company for the Purposes of Art. 12 of Instrução CVM 358

São Paulo, [--] de julho de 2011.	São Paulo, July [--], 2011

CETIP S/A – Balcão Organizado de Ativos e Derivativos Av. Brigadeiro Faria Lima, 1663, 1º andar São Paulo, SP CEP 01452-001	CETIP S/A – Balcão Organizado de Ativos e Derivativos Av. Brigadeiro Faria Lima, 1663, 1st florr São Paulo, SP CEP 01452-001

Fax nº: +55 11 3111-1553 (Por Fax)	Fax no.: +55 11 3111-1553 (By Fax)

At. Diretor de Relações com Investidores Sr. Francisco Carlos Gomes	Att.: Investors Relations Officer Mr. Francisco Carlos Gomes

Ref.: Transferência de Ações – Comunicado para os fins do art. 12 da Instrução CVM nº 358/02	Re.: Transfer of Shares – Notice for the purposes of section 12 of CVM Instruction no. 358/02

Prezado Senhor,	Dear Sir,

De acordo com o art. 12 da Instrução CVM no 358/02, (i) Ice Overseas Limited, sociedade devidamente organizada e constituída de acordo com as leis do Reino Unido, com sede em Milton Gate, 60 Chiswell Street, London EC1Y 4AS, Inglaterra, inscrita no Cadastro Nacional de Pessoas Jurídicas do Ministério da Fazenda (“CNPJ/MF”) sob o no. 97.532.080/0001-68 (“ICE”); (ii) Fundo de Investimento em Participações – Advent de Participações, fundo de investimento em participações, inscrito no CNPJ/MF sob o no. 10.199.059/0001-04, representado por seu administrador CRV Distribuidora de Títulos e Valores Mobiliários S.A., instituição financeira com sede na Av. Presidente Juscelino Kubitschek, n.ºs 2041 e 2235, Bloco A, Cidade e Estado de São Paulo, inscrito no CNPJ/MF sob o no. 62.318.407/0001-19 (“FIP Advent”); (iii) as sociedades indicadas abaixo, controladas direta ou indiretamente, pelo Itaú Unibanco Holding S/A, sociedade anônima com sede na Praça Alfredo Egydio de Souza Aranha, 100, Torre Olavo Setubal, Cidade e Estado de São Paulo, inscrita no CNPJ/MF sob on.º 60.872.504/0001-23 (“Itaú Unibanco”) informam que:	In accordance with Section 12 of CVM Rule # 358/02, (i) Ice Overseas Limited, a company organized and existing according to the laws of the United Kingdom, headquartered at Milton Gate, 60 Chiswell Street, London EC1Y 4AS, England, enrolled with the National Taxpayer’s Registry (“CNPJ/MF”) under no. 97.532.080/0001-68] (“ICE”); (ii) Fundo de Investimento em Participações – Advent de Participações, investment fund enrolled before the CNPJ/MF under no. 10.199.059/0001-04, represented by its administrator CRV Distribuidora de Títulos e Valores Mobiliários S.A., corporation with its headquarters located at Av. Presidente Juscelino Kubitschek, nos. 2041 and 2235, Bloco A, City and State of São Paulo, enrolled before the CNPJ/MF under no. 62.318.407/0001-19 (“FIP Advent”); (ii) the entities controlled, directly or indirectly, by Itaú Unibanco Holding S/A, a corporation with its headquarters at Praça Alfredo Egydio de Souza Aranha, 100, Torre Olavo Setubal, City and State of São Paulo, enrolled before the National Taxpayers’ Register under no. 60.872.504/0001-23 (“Itaú Unibanco”), as indicated below, inform that:

(i)	A ICE adquiriu, na presente data, 31.565.314 ações ordinárias de emissão da CETIP S/A – Balcão Organizado de Ativos e Derivativos (“Companhia”), representativas de 12,44% do capital social da Companhia, sendo (i) 25.161.644 ações anteriormente de titularidade do FIP Advent, representativas de 9,92% do capital social da Companhia; e (ii) 6.403.670 ações ordinárias anteriormente de titularidade de sociedades controladas direta ou indiretamente pelo Itaú Unibanco, representativas de 2,52% do capital social da Companhia.	(i)	ICE acquired, on the present date, 31.565.314 common shares of CETIP S/A – Balcão Organizado de Ativos e Derivativos (the “Company”), which represent 12,44% of the capital stock of the Company, of which (i) 25.161.644 shares were previously held by FIP Advent, which represented 9,92% of the capital stock of the Company; and (ii) 6.403.670 shares were previously held by entities controlled, directly or indirectly, by Itaú Unibanco, which represent 2,52% of the capital stock of the Company;

(ii)	Com a alienação acima descrita, o FIP Advent deixa de ser acionista da Companhia;	(ii)	With the aforementioned sale, FIP Advent is no longer a shareholder of the Company;

(iii)	Com a alienação acima descrita, sociedades controladas direta ou indiretamente pelo Itaú Unibanco permanecem com, aproximadamente, 3,7% do capital social da Companhia;	(iii)	With the aforementioned sale, FIP entities controlled, directly or indirectly, by Itaú Unibanco remain holders of, approximately, 3,7% of the capital stock of the Company;

(iv)	A ICE adquiriu a referida participação como investimento de longo prazo e não possui quantidade visada predeterminada para seus investimentos na Companhia;	(iv)	ICE has acquired such stake as a long-term investment, and has no predetermined target for its investment in the Company;

(v)	A aquisição de ações a que se refere este comunicado não objetiva alteração da composição do controle da Companhia;	(v)	The acquisition of shares mentioned in this notice is not aimed at altering the control of the Company;

(vi)	A ICE pretende indicar 1 membro para o Conselho de Administração da Companhia na próxima Assembleia Geral;	(vi)	At the next Shareholders’ Meeting, ICE intends to appoint 1 member to the Company’s Board of Directors

(vii)	Não existem outros investimentos na Companhia de titularidade direta ou indireta, da ICE ou de qualquer pessoa a ela ligada.	(vii)	There are no other investments held directly or indirectly by ICE in the Company or by any of its related parties;

(viii)	A ICE não é parte de qualquer acordo ou contrato regulando o exercício do direito de voto ou a compra e venda de valores mobiliários de emissão da Companhia Atenciosamente,	(viii)	ICE is not party to any agreements or contracts regulating voting rights at the Company or the purchase or sale of securities issued by the Company; Sincerely,

Ice Overseas Limited	Fundo de Investimento em Participações – Advent de Participações

Por:	Por:

Cargo	Cargo

Itaú Unibanco Holding S/A
Banco Itaú BBA S/A
Banco Itauleasing S/A
BFB Leasing S/A Arrendamento Mercantil
Hipercard Banco Múltiplo S/A
Banco Itaucard S/A

Por:

Cargo

Schedule 5.11(A)

Seller Guarantors’ pro rata participation in cap

Seller Guarantor	%
Advent Latin American Private Equity Fund III LP	3,62611364%
Advent Latin American Private Equity Fund III – A Limited Partnership	2,19357492%
Advent Latin American Private Equity Fund III – B Limited Partnership	0,58196886%
Advent Latin American Private Equity Fund III – C Limited Partnership	0,55958544%
Advent Latin American Private Equity Fund III – D Limited Partnership	2,86507744%
Advent Latin American Private Equity Fund III – E Limited Partnership	0,89533670%
Advent Latin American Private Equity Fund III – F Limited Partnership	3,82756440%
Advent Latin American Private Equity Fund III – G Limited Partnership	2,23834175%
Advent Partners LAPEF III Limited Partnership	0,21779065%
Advent Latin American Private Equity Fund IV LP	15,28621808%
Advent Latin American Private Equity Fund IV – A Limited Partnership	4,67915429%
Advent Latin American Private Equity Fund IV – B Limited Partnership	1,58307471%
Advent Latin American Private Equity Fund IV – C Limited Partnership	1,27905243%
Advent Latin American Private Equity Fund IV – D Limited Partnership	14,97298003%
Advent Latin American Private Equity Fund IV – E Limited Partnership	16,21910009%
Advent Latin American Private Equity Fund IV – F Limited Partnership	14,97310991%
Advent Latin American Private Equity Fund IV – G Limited Partnership	12,16466181%
Advent Partners LAPEF IV Limited Partnership	1,83729486%

Schedule 5.11(B)

Seller Guarantors’ Total Assets

Seller Guarantor	Total Assets (US$)
Advent Latin American Private Equity Fund III LP	91.413.535
Advent Latin American Private Equity Fund III – A Limited Partnership	54.217.879
Advent Latin American Private Equity Fund III – B Limited Partnership	14.712.689
Advent Latin American Private Equity Fund III – C Limited Partnership	14.148.318
Advent Latin American Private Equity Fund III – D Limited Partnership	72.156.940
Advent Latin American Private Equity Fund III – E Limited Partnership	25.045.513
Advent Latin American Private Equity Fund III – F Limited Partnership	96.391.505
Advent Latin American Private Equity Fund III – G Limited Partnership	56.672.933
Advent Partners LAPEF III Limited Partnership	6.407.024
Advent Latin American Private Equity Fund IV LP	323.029.288
Advent Latin American Private Equity Fund IV – A Limited Partnership	98.847.816
Advent Latin American Private Equity Fund IV – B Limited Partnership	32.687.978
Advent Latin American Private Equity Fund IV – C Limited Partnership	26.258.915
Advent Latin American Private Equity Fund IV – D Limited Partnership	316.433.555
Advent Latin American Private Equity Fund IV – E Limited Partnership	342.771.418
Advent Latin American Private Equity Fund IV – F Limited Partnership	316.413.431
Advent Latin American Private Equity Fund IV – G Limited Partnership	257.083.701
Advent Partners LAPEF IV Limited Partnership	38.520.926